EXHIBIT 99.1

Puradyn Releases 2013 1st Quarter Financial Results

Boynton Beach, FL – [May 14, 2013] - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), the global bypass oil filtration system manufacturer, today reported results of operations for the first fiscal quarter ended March 31, 2013.

Net sales for the first quarter ended March 31, 2013 were approximately $574,500 compared to approximately $751,500 for the same period in 2012, a decrease of approximately $177,000 or 24%.

The Company reported a net loss of $416,685 or ($0.01) per share, basic and diluted, for the quarter ended March 31, 2013 compared to a net loss of $231,979 or ($0.01) per share, basic and diluted, for the same period in 2012.

Operating losses increased to $366,571 from $338,469 in the first quarter of 2013 as compared to the same time period in 2012, an increase of $28,102 or 8.3%. The gross profit on products sold, as a percentage of sales, increased from 24% in the first quarter of 2012 to 30% in the first quarter of 2013. The increase in gross profit percentage for the period ending March 31, 2013, was primarily attributable to three areas: reduced scrap costs, sales of higher margin products and better pricing on the purchase of cotton.

Kevin G. Kroger, President and COO, stated, “Even with disappointing first quarter numbers, several new opportunities have presented themselves providing optimism for the remainder of 2013.

“The release of an industry trade magazine article that featured one of our customers describing the savings our systems have produced for their operations, along with the significant reduction of waste oil generation, has generated a number of inquiries.”

Kroger concluded, “We remain optimistic about 2013 as our discussions have concluded with two new distributors within targeted industries.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com/.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today. It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.  Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution to the use of depleting resources of oil. Puradyn equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

PURADYN FILTER TECHNOLOGIES INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2013 and 2012

(Unaudited)

	For the Three Months Ended March 31 (unaudited)
	2013	2012
Net sales	$574,488	$751,502

Costs and expenses:
Cost of products sold	403,533	572,219
Salaries and wages	279,825	282,200
Selling and administrative	257,701	235,552
Total Operating Costs	941,059	1,089,971

Loss from operations	(366,571)	(338,469)

Other income (expense):
Realized gain on foreign currency	—	146,255
Interest expense	(50,114)	(39,765)

Total other income (expense)	(50,114)	106,490)

Net loss before income tax expense	(416,685)	(231,979)

Income tax expense	—	—

Net loss	$(416,685)	$(231,979)

Loss per share – basic and diluted:	$(0.01)	$(0.01)

Basic and diluted weighted average common shares outstanding	47,896,035	47,053,799

In evaluating this information, you should carefully consider the risks and uncertainties described under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Form 10-Ks, Form 10-Qs and other recent Securities and Exchange Commission filings.

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CONTACT:

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

investor-relations@puradyn.com

http://www.puradyn.com